EXHIBIT 99.4


                    [LETTERHEAD OF WYNDCREST HOLDINGS, LLC]


VIA FACSIMILE (408) 216-1772
----------------------------


August 2, 2002

Board of Directors
Attn:  Sanjay K. Khare, CFO
The Netro Corporation
3860 North First Street
San Jose, CA  95134

     Re: LETTER OF INTENT TO ACQUIRE ALL OF THE OUTSTANDING SHARES OF NETRO CORPORATION

Ladies and Gentlemen:

Wyndcrest Holdings, LLC ("Wyndcrest") hereby agrees to revise and restate the terms of our Letter of Intent dated July 25, 2002. Wyndcrest now offers to purchase all of the outstanding shares of Netro, in a fully financed transaction, for $247 million (approximately $4.05 per share). The offer remains subject to confirmatory due diligence and a stock purchase agreement custom for transactions of this size and nature.

It is our firm belief that this all cash offer, executed on an accelerated timeline, will provide Netro's shareholders the best possible opportunity to maximize shareholder value. We trust that you will seriously consider this revised offer in accordance with your fiduciary duties to your shareholders, creditors and other stakeholders. Certainly we hope that our continued expressions of interest at least result in a meaningful discussion with the leadership of Netro before a response to this offer becomes final. As we have attempted to emphasize in our corresponding press release, we believe it likely that discussions with management would allow Wyndcrest to further improve its offer for the benefit of Netro shareholders. We will be contacting you shortly to personally invite such discussion.

Sincerely,

/s/ John C. Textor

John C. Textor
Chief Executive Officer